Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – July 16, 2008

DATALINK REPORTS 2008 SECOND-QUARTER OPERATING RESULTS

Record Second Quarter Revenues of $49.7 million, up 23% from Second Quarter 2007

MINNEAPOLIS – July 16, 2008 -  Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, reported that revenues for the quarter ended June 30, 2008, were $49.7 million compared to $40.3 million for the prior-year period, an increase of 23 percent.  Revenues for the six month period ended June 30, 2008 were $97.4 compared to $81.2 for the prior year six month period, an increase of 20 percent.  Datalink’s results for the second quarter and first six months of 2008 include three months and six months, respectively, of Midrange Computer Solutions, Inc. (MCSI) results of operations following the acquisition which closed on January 31, 2007 and results for the 2007 second quarter and six months include three and five months respectively, of MCSI.

GAAP Results

On a GAAP basis, the company reported net earnings of approximately $1 million or $0.08 per basic and diluted share for the second quarter ended June 30, 2008.  This compares to a net loss of $346,000 or $0.03 per basic and diluted share in the second quarter of 2007.  For the six months ended June 30, 2008, the company reported net earnings of $1.5 million, or $0.12 per basic and diluted share, compared to a net loss of $1.1 million, or $0.09 per basic and diluted share, in the first six months of 2007.

Non-GAAP Results

Non-GAAP net earnings for the second quarter of 2008 were $1.3 million, or $0.10 per basic and diluted share, compared to a non-GAAP net loss of $23,000, or breakeven on a per share basis, in the second quarter of 2007.  For the six months ended June 30, 2008, the company reported non-GAAP net earnings of $2.0 million, or $0.16 per basic and diluted share, compared to a net loss of $175,000, or $0.01 per basic and diluted share, in the first six months of 2007.   A detailed reconciliation between GAAP and non-GAAP information is contained in the tables included herein.

Charlie Westling, Datalink’s President and CEO, commented, “We are pleased with our revenue and earnings growth both on a year-over-year and sequential basis.   Our record second quarter revenue was particularly strong on a year-over-year basis considering both periods include the full impact of the MCSI acquisition.  When we acquired MCSI, we believed we would benefit from being better positioned to deliver comprehensive storage solutions while creating efficiencies in bringing the two companies together.  Our performance this quarter reflects this and was supported by continued favorable customer spending activity, especially on our Datalink value added services.  Highlights for the quarter included:

•                  Improved operating income margin of 3.1 percent, which compares to 1.4 percent in the first quarter of 2008 and (1.9) percent in the second quarter of 2007;

•                  Record level of services revenue totalling $20.7 million, up 29 percent from the prior year period;

•                  Improved levels of productivity, as gross profit dollars per employee on an annualized basis increased to $259,000 in the second quarter of 2008, up 32 percent from $196,000 in the second quarter of 2007;

•                  Successful launch of our backup and recovery reporting and assessment services, which provides customers with real-time performance reporting and strategies for optimizing their storage backup environment; and

•                  Strong cash and investment position of $28 million at the end of the second quarter, up from $26.4 million at the end of the first quarter of 2008.”

Westling continued, “As we head into the third quarter of 2008 we believe that we can build upon our strong performance from the last four quarters and continue our profitable growth this year by executing on our key initiatives.  Datalink’s priorities are:

•                  Continuing to increase employee productivity by leveraging investments in field and customer support areas;

•                  Further penetrating the enterprise customer base;

•                  Targeting high growth market segments and deploying new technologies;

•                  Delivering greater value to customers through more solutions and services, such as our backup and recovery reporting and assessment services offering; and

•                  Pursuing acquisitions that will enable the company to build critical mass in key locations and provide additional services to our customers.”

Outlook

The company ended the quarter with a backlog of $32 million compared to $30 million at the end of the first quarter of 2008.  Based on Datalink’s current backlog and opportunities that Datalink is currently pursuing across its customer base, the company expects revenue to be between $49 million and $53 million, with GAAP net earnings to be between $0.06 and $0.10 per diluted share in the third quarter of 2008.  On a non-GAAP basis, the company expects third quarter earnings to be in the range of $0.09 to $0.13 per diluted share.  This compares with revenues of $45.8 million in the third quarter of 2007 and net earnings of $0.07 per diluted share and $0.09 per diluted share on a GAAP and non-GAAP basis, respectively.  Non-GAAP earnings per share exclude the effect of purchase accounting adjustments to deferred revenue, stock-based compensation expense, amortization of intangible assets, MCSI integration costs in 2007 and the related effects on income taxes.  The company estimates this total effect will be $.03 per diluted share for the third quarter of 2008.

Conference Call and Webcast Today

Datalink will hold a conference call today at 4:00 p.m. Central Time when Datalink’s president and chief executive officer, Charlie Westling, and vice president of finance and chief financial officer, Greg Barnum, will discuss company results and provide a business overview.

Participants can access the conference call by dialing (866) 863-7084 (no later than 3:55 p.m. Central Time).  Participants will be asked to identify the Datalink conference and provide the designated identification number (51012979). A live Webcast of the conference call can be heard via Datalink’s Website at www.datalink.com.

About Datalink

An information storage architect since 1987, Datalink helps organizations store, manage, and protect one of their most critical assets—information. The company’s solutions and services span four practices: backup and recovery; consolidation and virtualization; archive and compliance; and business applications. From analysis and design to implementation, management and support, Datalink is focused on maximizing the business value of IT.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated 2008 results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim, “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of current economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with integrating possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. Further, our revenues for any particular quarter are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably.

Non-GAAP Details

Non-GAAP financial measures exclude the impact from purchase accounting adjustments to deferred revenue, stock-based compensation expense, amortization of intangible assets, integration costs related to acquisitions and the related effects on income taxes.  Annualized gross profit is based upon the quarterly profit multiplied by four.  These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Datalink believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Datalink’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Datalink’s results of operations in conjunction with the corresponding GAAP measures.

These non-GAAP financial measures facilitate management’s internal comparisons to the Datalink’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making, such as employee compensation planning. Datalink believes that the presentation of these non-GAAP measures when shown in conjunction with the corresponding GAAP measures provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations.

# # #

Company contacts:

Investor Relations:	Analyst Contact:
Kim Payne	Greg Barnum
Investor Relations Coordinator	Chief Financial Officer
Phone: 952-279-4794	Phone: 952-279-4816
Fax: 952-944-7869
e-mail: einvestor@datalink.com
web site: www.datalink.com

DATALINK CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net sales:
Products	$29,052	$24,346	$57,578	$51,912
Services	20,655	15,992	39,854	29,337
Total net sales	49,707	40,338	97,432	81,249

Cost of sales:
Cost of product sales	21,759	18,478	42,826	39,771
Cost of service sales	14,616	11,713	28,268	21,457
Total cost of sales	36,375	30,191	71,094	61,228
Gross profit	13,332	10,147	26,338	20,021
Operating expenses:
Sales and marketing	5,923	5,311	11,760	10,591
General and administrative	2,901	3,041	6,074	6,177
Engineering	2,807	2,380	5,965	4,652
Integration costs	—	—	—	442
Amortization of intangibles	177	178	355	372
	11,808	10,910	24,154	22,234
Earnings (loss) from operations	1,524	(763)	2,184	(2,213)
Interest income	135	194	333	448
Earnings (loss) before income taxes	1,659	(569)	2,517	(1,765)
Income tax expense (benefit)	680	(223)	1,032	(700)
Net earnings (loss)	$979	$(346)	$1,485	$(1,065)

Net earnings (loss) per common share:
Basic	$0.08	$(0.03)	$0.12	$(0.09)
Diluted	$0.08	$(0.03)	$0.12	$(0.09)
Weighted average common shares outstanding:
Basic	12,357	12,247	12,361	12,010
Diluted	12,519	12,247	12,482	12,010

DATALINK CORPORATION

BALANCE SHEETS

(In thousands, except share data)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$28,008	$22,687
Short term investments	—	2,477
Accounts receivable, net	17,578	26,156
Inventories	4,416	6,034
Deferred customer support contract costs	42,275	39,707
Inventories shipped but not installed	9,952	9,048
Current deferred income taxes	1,049	1,049
Other current assets	369	350
Total current assets	103,647	107,508
Property and equipment, net	2,147	2,270
Goodwill	17,748	17,748
Intangibles, net	3,256	3,611
Other assets	286	332
Total assets	$127,084	$131,469

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$25,157	$33,391
Accrued commissions	1,211	2,038
Accrued income taxes	264	283
Accrued sales and use tax	564	1,167
Accrued expenses, other	2,526	2,288
Sublease reserve current	323	335
Deferred revenue from customer support contracts	55,383	52,014
Total current liabilities	85,428	91,516
Deferred rent	186	226
Deferred income tax liability	537	537
Sublease reserve non-current	789	946
Total liabilities	86,940	93,225

Stockholders’ equity
Common stock, $.001 par value, 50,000,000 shares authorized, 12,478,508 and 12,476,419 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	12	12
Additional paid-in capital	39,682	39,266
Retained Earnings (accumulated deficit)	450	(1,034)
Total stockholders’ equity	40,144	38,244
Total liabilities and stockholders’ equity	$127,084	$131,469

DATALINK CORPORATION

RECONCILIATION BETWEEN GAAP AND NON-GAAP NET INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net earnings (loss) on a GAAP basis	$979	$(346)	$1,485	$(1,065)
Adjustments:
Purchase accounting adjustment to MCSI deferred revenue	44	231	94	411
Total gross margin adjustments	44	231	94	411

Stock based compensation expense included in sales and marketing	75	50	141	76
Stock based compensation expense included in general and administrative	101	76	189	171
Stock based compensation expense included in engineering	69	4	135	11
MCSI Integration costs	—	—	—	442
Amortization of intangible assets	177	178	355	372
Total operating expense adjustments	422	308	820	1,072

Income tax effect	(191)	(216)	(375)	(593)

Non-GAAP net earnings (loss)	$1,254	$(23)	$2,024	$(175)

Non-GAAP net earnings (loss) per share - Basic	$0.10	$(0.00)	$0.16	$(0.01)
Non-GAAP net earnings (loss) per share - Diluted	$0.10	$(0.00)	$0.16	$(0.01)

Shares used in non-GAAP per share calculation - Basic	12,357	12,247	12,361	12,010
Shares used in non-GAAP per share calculation - Diluted	12,519	12,247	12,482	12,010

DATALINK CORPORATION

STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2008	2007

Cash flows from operating activities:
Net earnings (loss)	$1,485	$(1,065)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:

Provision for bad debts	82	22
Depreciation	488	522
Amortization of intangibles	355	372
Deferred income taxes	—	(763)
Deferred rent	(40)	14
Amortization of sublease reserve	(169)	(126)
Stock based compensation expense	466	257
Loss on disposal of assets	—	38
Changes in operating assets and liabilities; net of effects from purchase of MCSI in 2007

Accounts receivable	8,496	9,170
Inventories	714	(563)
Deferred customer support contract costs/revenues, net	800	2,122
Accounts payable	(8,234)	(5,779)
Accrued expenses	(1,211)	(1,155)
Other	27	1
Net cash provide by operating activities	3,259	3,067

Cash flows from investing activities:
Proceeds from sale of investments	2,477	—
Purchases of property and equipment	(365)	(712)
Payment for purchase of MCSI, net of cash acquired	—	(1,837)
Net cash provided by (used in) investing activities	2,112	(2,549)

Cash flows from financing activities:
Proceeds from issuance of common stock from option exercises	18	203
Tax withholding payments reimbursed by restricted stock	(68)	(140)
Net cash provided by (used in) financing activities	(50)	63

Increase in cash and cash equivalents	5,321	581
Cash and cash equivalents, beginning of period	22,687	22,900
Cash and cash equivalents, end of period	$28,008	$23,481

Supplemental disclosure of non-cash investing and financing activities:
Issuance of 1,163,384 shares of common stock in connection with acquisition of MCSI	$—	$8,953